Exhibit 10.18

November 7, 2008

CAPERSIA PTE LTD
96A Club Street
Singapore

Attention: Richard Wilson

Dear Richard,

Re: Promissory Note Dated June 1, 2007 – 2nd Amendment

With reference to the Promissory Note (the Note) as executed by the Company on June 1, 2007 as amended on December 28, 2007. The parties to the Note, Velocity Oil & Gas, Inc as the Maker and Capersia Pte Ltd as the Payee hereby confirm their agreement to amend the Note.

In the First Amendment the Payee has agreed to provide Velocity with at least twelve months and one day notice before repayment is due.

In this Second Amendment the Principal amount of the Note is increased to $12,764 (Twelve Thousand Seven Hundred Sixty Four United States Dollars) whilst interest continues to accrue.

As executed by the Parties on the day first mentioned above.

__________________	/s/ Richard Wilson
James Moses	Richard Wilson
President	Director